Prospectus dated December 16, 2013

SIGMABROADBAND CO.

27,526,000 Shares of Common Stock

This prospectus relates to periodic offers and sales of 2,526,000 shares of common stock by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling shareholder(s). We are offering up to 25,000,000 shares on a direct basis at $.50 per share.

There is no minimum offering and there is no minimum number of shares required to be sold. The offering period will end one hundred eighty (180) days from the effective date of this prospectus but may be extended an additional 180 days in our sole discretion. Our direct offering shares will be offered and sold on a self-underwritten, best-efforts basis through our officers and directors. Our direct offering shares will be sold at a fixed price of $0.50 per share throughout the offering period. There are no arrangements to place the funds we raise in an escrow, trust or similar account. All proceeds from our direct offering shares will go to us. No assurance can be given that we will be able to sell any of our direct offered shares.

Because we are considered a "Shell" company, shareholders' shares will have limited transferability under rule 144(i), see "Risk Factors". All selling shareholders are underwriters and must sell their respective shares at a fixed price of $0.50 per share for the duration of the offering. There is currently no market for our common stock.

We are an emerging growth company and are electing to extend our transition period for meeting new or revised accounting standards. The term ‘emerging growth company’ means an issuer that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. An issuer that is an emerging growth company as of the first day of that fiscal year shall continue to be deemed an emerging growth company until the earliest of –

(A) The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) The date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) The date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As a result of being an emerging growth company, we will be disclosing financial information that will be less complete than those of companies meeting the higher accounting standards. As such, investors will not have access to the same level of financial disclosure as they would in companies meeting the higher accounting standards. Accordingly, this lower level of financial disclosure may adversely affect an investor’s availability to gain an accurate view of the Company’s financial situation in order to make a fully informed investment decision. The Company will cease its emerging growth status at the end of the fiscal year that is five years after the first sale of shares pursuant to their registration statement.

The information in this prospectus is not complete and may be changed. Selling Shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock is a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Rick Factors” beginning on page 4 to read about risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful of complete. Any representation to the contrary is a criminal offense.

Table of Contents

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SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our company, SIGMABROADBAND CO. The summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

SIGMABROADBAND (the “Company”) is a development stage company. The Company was organized under the laws of the state of Georgia on October 19, 2012. Our principal executive offices are located at 2690 Cobb Parkway, Suite A5, Atlanta, GA 33080 and our telephone number is (800) 545-0010.

Our Offering

This prospectus relates to the sale of a total of 27,526,000 shares of our common stock. Upon the effective date of this registration statement, up to 2,526,000 shares may be sold by the Selling Stockholders as set forth under the caption “Selling Stockholders”. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. 25,000,000 shares may be sold by the Company at a fixed price of $.50 per share. We will bear all expenses of the registration incurred in connection with this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary

ASSETS	For the Three Months Ended August 31, 2013 (Unaudited)	May 31, 2013
Cash	$17,402	$19,502
Total Assets	$17,402	$19,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$2,730	$2,440
Total Current Liabilities	$3,343	$3,053

STOCKHOLDERS’ EQUITY

Common stock: $.0001 par value, 490,000,000 shares authorized 24,576,000 shares issued and outstanding, respectively	$2,458	$2,458
Additional paid-in-capital	$26,932	$25,492
Accumulated Deficit	$(15,391)	$(10,501)

Total stockholders’ equity	$14,059	$16,449

Total liabilities and stockholders’ equity	$17,402	$19,502

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Statements of Operations Data

	For the Three Months Ended August 31, 2013 (Unaudited)	Inception on October 19, 2012 to May 31, 2013
Revenues	$-0-	$-0-

Operating Expenses	$4,890	$10,501

Earnings (Loss)	$(4,890)	$(10,501)

Weighted average number of shares of common stock outstanding	24,576,000	7,172,662

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments. Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are an emerging growth company and we have no operating history upon which you can base an investment decision.

Our Company was formed on October 19, 2012, and we have no operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. We are in the concept development stage and do not have a commercially viable product. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditor’s report on our May 31, 2013 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business. Because our Officers may be unable or unwilling to loan or advance any capital to SIGMABROADBAND CO., we believe that if we do not raise at least $10,000,000.00 (Ten Million Dollars) from additional sales of our shares, we may be required to suspend or cease the implementation of our business plans within twelve (12) months. See “May 31, 2013 Audited Financial Statements - Report of Independent Registered Public Accounting Firm.”

We have no customers to date; and may not develop sufficient customers to stay in business in the future.

SIGMABROADBAND CO., has not sold any products or services, and may be unable to do so in the future. If the Company is unable to develop sufficient customers for its products or services, it will not generate enough revenue to sustain its business resulting in business failure and complete loss of any investment(s) made into the Company.

We are seeking additional financing to fund our equipment acquisition and operations, and if we are unable to obtain funding when needed, our business would fail.

We need additional capital to complete our equipment acquisition, and to secure the means necessary to deliver our services to our intended customers at their location. We will be required to fund operations through the sale of equity shares and will not be able to continue as a going concern if we are unsuccessful in selling such shares. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

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If we are unable to establish and maintain relationships with our targeted audience, we would not be able to commence operations.

There is intense competition in the telecommunications industry for these relationships and we may not be able to attract and retain customers’ interest in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships, our business would fail and any investment made into the Company would be lost in its entirety.

Our success is dependent on our officers and directors to properly manage the Company and their loss or unavailability could cause the business to fail.

We are heavily dependent on the personal efforts and abilities of our Officers and Directors. They have been and continue to expect to be able to commit full time to the development of SIGMABROADBAND CO.’s business plan in the next twelve months. The loss or unavailability of their services would have a materially adverse effect on our business prospects and potential earning capacity. We do not currently carry any insurance to compensate for any such loss.

As a result of becoming a reporting company, our expenses will increase significantly.

As a result of becoming a reporting company whose shares are registered pursuant to Section 12 of the Securities Act, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act. These increased expenses may negatively impact our ability to become profitable.

Changing and unpredictable market conditions may impact the demand for our services.

There can be no guarantee that current demand for our proposed services will continue. There are several other companies currently marketing similar products and if these companies are successful in developing a service like ours, our intended services may become obsolete and undesirable in the marketplace. In such a scenario, our intended services may well no longer be salable to our prospective customers, which would adversely affect our prospective business.

RISKS RELATED TO OUR COMMON STOCK

Because the company has not, and may never generate revenues, our business may fail prior to us ever beginning operations resulting in a complete loss of any investment made into the company.

We have never generated revenues and we may never be able to generate revenues in the future.  As such we may be forced out of business prior to ever beginning operations and generating revenues in which case investors would lose their entire investment.

As a result of being a shell company, resales under Rule 144 are restricted.

The shares of common stock under this Prospectus may be resold under Rule 144 only if the conditions of 144(i) are met. Since we are considered a shell company, resales of shares initially issued by the Company are not permitted under Rule 144(i) until 12 months after the Company is no longer considered a shell company and appropriate Form 10 information has been provided. Accordingly, shareholders may have to hold shares indefinitely and may not be able to liquidate the shares should they wish to.

If you purchase shares in this offering, you will experience immediate and substantial dilution.

The $.50 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

There is currently no market for SIGMABROADBAND CO. common stock, but if a market for our common stock does develop, our stock price may be volatile.

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our common stock will be subject to wide fluctuations in response to several factors including:

While SIGMABROADBAND CO. expects to apply for listing on the OTCQB, we may not be approved, and even if approved, we may not be approved for trading on the OTCQB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term

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We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to apply to the OTCQB, we may not be approved to trade on the OTCQB, and we may not meet the requirements for listing on the OTCQB.  If we do not meet the requirements of the OTCQB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the company’s common stock by the selling stockholders could cause our stock price to decline and we cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Stockholders named herein of our common stock in the public market, or the perception that sales by the Selling Stockholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

Competition in our intended consumer markets could adversely affect our proposed results of operations and financial condition.

We intend to serve residential customers in markets across the country, competing against other communications providers and cable television companies for residential customers. Competition in our intended residential markets could adversely affect anticipated growth in revenues and ultimately have a material adverse impact on our proposed results of operations and financial condition. If we are unable to compete effectively, we may be forced to lower prices or increase our sales and marketing expenses. In addition, we may need to make significant capital expenditures in order to keep up with technological advances and offer competitive services. For additional information, see the risk factor "Rapid changes in technology could affect our ability to compete for residential customers."

In certain markets where we intend to serve residential customers, we anticipate leasing significant amounts of network capacity in order to provide service to our customers. We intend to lease these facilities from companies competing directly with us for residential customers. For additional information, see the risk factor "In certain operating territories, we are dependent on other carriers to provide facilities which we intend to use to provide service to our customers."

Rapid changes in technology could affect our ability to compete for residential customers.

The technology used to deliver communications services has changed rapidly in the past and will likely continue to do so in the future. If we are unable to keep up with such changes, we may not be able to offer competitive services to our business customers. This could adversely affect our ability to compete for business customers, which, in turn, would adversely affect our results of operations and financial condition.

New technologies may affect our ability to compete in our consumer markets.

Wireless companies are aggressively developing networks using next-generation data technologies, which are capable of delivering high-speed Internet service via wireless technology to a large geographic footprint. If these technologies continue to expand in availability and reliability, they could become an effective alternative to our high-speed Internet services. In addition, cable operators may be able to take advantage of certain technology to deploy faster broadband speeds more rapidly than SIGMABROADBAND CO.

In addition to broadband technology, evolving voice technologies, such as Voice over Internet Protocol ("VoIP"), may effectively compete with voice and long-distance services in our consumer markets.

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These and other new and evolving technologies could result in greater competition for our voice and high-speed Internet services. If we cannot develop new services and products to keep pace with technological advances, or if such services and products are not widely embraced by our customers, our results of operations could be adversely affected.

In certain operating territories, we will be dependent on other carriers to provide facilities which we intend to use to provide service to our customers.

In certain markets, especially where we intend to provide services to customers, we anticipate leasing a significant portion of our network capacity from other carriers. These carriers compete directly with us for potential customers.

The prices for network capacity are negotiated or purchased pursuant to tariff terms and conditions. These may be changed but must be approved by the appropriate regulatory agency before they go into effect. In addition, if and when we enter a new market, and an existing agreement expires, interconnection agreements must be negotiated. If they cannot be negotiated on favorable terms, or at all, we may invoke binding arbitration by state regulatory agencies. This process is expensive and time consuming, and the results of arbitration may be unfavorable to us. The inability to obtain interconnection on favorable terms could have a material adverse effect on our competitive position and results of operations.

Disruptions and congestion in our intended networks and infrastructure may cause us to lose customers and incur additional expenses.

Our potential customers depend on reliable service. Some of the risks to our proposed network infrastructure include physical damage to lines, security breaches, capacity limitations, power surges or outages, software defects and disruptions beyond our control, such as natural disasters and acts of terrorism. From time to time in the ordinary course of business, we expect that we will experience short disruptions in our service due to factors such as cable damage, inclement weather and service failures of our third party service providers. Additionally, we could face disruptions due to capacity limitations as a result of changes in our potential customers' high speed Internet usage patterns. These patterns have changed in recent years, for example through the increased usage of video, resulting in a significant increase in the utilization of our network.

We could experience more significant disruptions in the future. Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers or incur additional expenses or capital expenditures. Such results could adversely affect our results of operations and financial condition.

Increases in broadband usage may cause network capacity limitations, resulting in service disruptions or reduced capacity for customers.

Video streaming services and peer-to-peer file sharing applications use significantly more bandwidth than traditional Internet activity such as web browsing and email. As utilization rates and availability of these services continue to grow, our projected high-speed Internet customers may use much more bandwidth than in the past. If this occurs, we could be required to make significant capital expenditures to increase network capacity in order to avoid service disruptions or reduced capacity for customers.

Alternatively, we may choose to implement network management practices to reduce the network capacity available to bandwidth-intensive activities during certain times in market areas experiencing congestion, and these actions could negatively affect customer experience and increase customer churn.

While we believe demand for these services may drive high-speed Internet customers to pay for faster broadband speeds, we may not be able to recover the costs of the necessary network investments. This could result in an adverse impact to our results of operations and financial condition.

We cannot assure that we will be paying dividends.

Our board of directors anticipates potential future payments of quarterly cash dividends at a rate of $0.25 per share. This practice can be changed at any time at the discretion of the board of directors, and our common stockholders should be aware that they have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations or significantly increase our capital expenditure requirements, and these outcomes could cause funds not to be available when needed in an amount sufficient to support our current dividend practice.

The amount of dividends that we may distribute is also limited by restricted payment and leverage covenants in our credit facilities and indentures, and, potentially, the terms of any future indebtedness that we may incur. The amount of dividends that we may distribute is also subject to restrictions under Georgia law. If our board of directors were to adopt a change in our current dividend practice that results in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of our common stock.

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We are subject to various forms of regulation from the Federal Communications Commission ("FCC") and state regulatory commissions in the states in which we operate, which limit our pricing flexibility for regulated voice and high-speed Internet products, subject us to service quality, service reporting and other obligations and expose us to the reduction of revenue from changes to the universal service fund, the intercarrier compensation system, or access to interconnection with competitors' facilities.

We are required to have licenses and permits in all states in which we conducted local service operations, and we are subject to various forms of regulation from the regulatory commissions in each of these areas as well as from the FCC. State regulatory commissions have jurisdiction over local and intrastate services including, to some extent, the rates that we charge and service quality standards. The FCC has primary jurisdiction over interstate services including the rates that we may charge other telecommunications companies that use our network and other issues related to interstate service. These regulations restrict our ability to adjust rates to reflect market conditions and affect our ability to compete and respond to changing industry conditions.

Future revenues, costs, and capital investment in our wireline business could be adversely affected by material changes to or decisions regarding applicability of government requirements, including, but not limited to, changes in rules governing intercarrier compensation, state and federal USF support and other pricing and requirements. Federal and state communications laws may be amended in the future, and other laws may affect our business. In addition, certain laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts and could be changed at any time. We cannot predict future developments or changes to the regulatory environment or the impact such developments or changes would have.

In addition, these regulations could create significant compliance costs for us. Delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and conditions imposed in connection with such approvals could adversely affect the rates that we are able to charge our customers. Our business also may be affected by legislation and regulation imposing new or greater obligations related to, for example, assisting law enforcement, bolstering homeland and cyber-security, protecting intellectual property rights of third parties, minimizing environmental impacts, protecting customer privacy, or addressing other issues that affect our business.

If we are prohibited from participating in government programs, our results of operations could be materially and adversely affected.

We plan to be the recipient of a material amount of end user revenue and government subsidies under various government programs and also serve as a government contractor for services for various states, local and federal agencies.  Our failure to comply with the complex government regulations and statutes applicable to the programs, or the terms of one or more of our government contracts, could result in our being suspended or disbarred from future government programs for a significant period of time or result in harm to our reputation with the government and possible restriction from future government activities.  While we have implemented compliance programs and internal controls that are reasonably designed to prevent misconduct and non-compliance relating to the government programs and contracting, we cannot eliminate the risk that our employees, partners or subcontractors may independently engage in such activities.

If we are suspended or debarred from government programs, or if our government contracts are terminated for any reason, we could suffer a significant reduction in expected revenue which could have a material and adverse effect on our operating results.

Competitors, especially cable television companies, in our consumer markets are subject to less stringent industry regulations, which could result in voice line and revenue losses in the future.

Cable television companies are generally subject to less stringent regulations than our consumer operations. Cable voice offerings and others are subject to fewer service quality and reporting requirements than our consumer operations, and their rates are generally not subject to regulation, unlike our consumer voice services. Our consumer areas are also subject to "carrier of last resort" obligations, which generally obligate us to provide basic voice services to any person within our service area regardless of the profitability of the customer. Our competitors in these areas are not subject to such requirements.

Because of these regulatory disparities, we have less flexibility in our consumer markets than our competitors. This could result in accelerated voice line and revenue losses in the future.

Our operations require substantial capital expenditures, and if funds for capital expenditures are not available when needed, this could affect our service to customers and our growth opportunities.

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We will require substantial capital to maintain our network, and our growth strategy will require significant capital investments for network enhancements and build-out. During 2014, we will incur $5.0 million in capital expenditures, and we expect to incur in excess of $10.0 million in capital expenditures in 2015 due to our significant investments in fiber-to-the-tower and other initiatives.

We will use a significant portion of our cash generated from operations to pay dividends to stockholders, which could limit our ability to make the capital expenditures necessary to support our business needs and growth plans. We expect to be able to fund required capital expenditures from cash generated from operations. However, other risk factors described in this section could materially reduce cash available from operations or significantly increase our capital expenditure requirements. If this occurs, funds for capital expenditures may not be available when needed, which could affect our service to customers and our growth opportunities.

We may be unable to fully realize expected benefits from our intended acquisitions.

We expect to achieve substantial synergies, cost savings and growth opportunities as a result of our planned acquisitions of other cable operators in the areas we serve. If we are unable to successfully integrate acquired businesses, or integrate them in a timely fashion, we may face material adverse affects including, but not limited to:

•	Diversion of management's attention to and potential disruption of our ongoing businesses;
•	Customer losses;
•	The loss of quality employees from the acquired companies;
•	Adverse developments in vendor relationships;
•	Declines in our results of operations and financial condition; and
•	A decline in the market price of our common stock.

Even if we successfully integrate these businesses, there can be no assurance that these integrations will result in the realization of the full benefit of the anticipated synergies, cost savings or growth opportunities or that these benefits will be realized within the expected time frames.

We may need to defend ourselves against lawsuits or claims that we infringe upon the intellectual property rights of others.

From time to time, we may receive notices from third parties, or we may be named in lawsuits filed by third parties, claiming we may have infringed or are infringing upon their intellectual property rights. We may receive similar notices or be involved in similar lawsuits in the future. In certain situations, we may have the ability to seek indemnification from our vendors regarding these lawsuits or claims. If we cannot enforce our indemnification rights or if our vendors lack the financial means to indemnify us, these claims may require us to expend significant time and money defending our alleged use of the affected technology, may require us to enter into licensing agreements requiring one-time or periodic royalty payments that we would not otherwise have to pay or may require us to pay damages. If we are required to take one or more of these actions, it may result in an adverse impact to our results of operations and financial condition. In addition, in responding to these claims, we may be required to stop selling or redesign one or more of our products or services, which could adversely affect the way we conduct our business.

Weak economic conditions may decrease demand for our services.

We could be affected by economic conditions and downturns in the economy, especially in regards to our business customers. Downturns in the economy in the markets we serve could cause our existing customers to reduce their purchases of our services and make it difficult for us to obtain new customers.

Our relationships with other communications companies are material to our operations and their financial difficulties may adversely affect us.

We intend to originate and terminate calls for long distance and other voice carriers over our network in exchange for access charges. These access charges represent a significant portion of our revenues. Additionally, we intend to make significant capital investments to deploy fiber-to-the-tower and other network services for wireless companies in return for long-term revenue generating contracts. If these carriers go bankrupt or experience substantial financial difficulties and we are unable to timely collect payments from them, it may have a negative effect on our results of operations and financial condition.

Key suppliers may experience financial difficulties that may affect our operations.

SIGMABROADBAND CO. intends to purchase a significant amount of equipment from key suppliers to maintain, upgrade and enhance our network facilities and operations. Should these suppliers experience financial difficulties, their issues could adversely affect our business through increased prices to source purchases through alternative vendors or unanticipated delays in the delivery of equipment and services purchased.

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Adverse developments in our relationship with our employees could adversely affect our business, our results of operations and financial condition.

If we have to have collecting bargaining agreements with our employees or if some of our key employees choose to leave the company then we may have difficulties in managing our business. Therefore, we had offered substantial employee benefits and compensations to our key employees in order to retain them for a long period of time under employment agreements.

Cyber security incidents could have a significant operational and financial impact.

We intend to store customers' proprietary business information in our facilities through our collocation, managed services and cloud computing services. In addition, we intend to maintain certain sensitive customer information in our financial and operating systems. While we expect to implement data security polices and other internal controls to safeguard and protect against misuse or loss of this information, if their data were compromised through a cyber security incident, it could have a significant impact on our results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

Breakdown of Use of Proceeds

	Amount	Percentage	Amount	Percentage	Amount	Percentage	Amount	Percentage
CAPEX	$12,500,000	100%	$9,375,000	75%	$6,250,000	50%	$3,125,000	25%
Equipment for Expansion	$3,375,000	27%	$2,531,250	27%	$1,687,500	27%	$843,750	27%
Marketing and Advertising	$2,250,000	18%	$1,687,500	18%	$1,125,000	18%	$562,500	18%
Cash Reserve/Operations, Strategic Acquisitions and Fees	$6,875,000	55%	$5,156,250	55%	$3,437,500	55%	$1,718,750	55%
Total	$12,500,000	100%	$9,375,000	100%	$6,250,000	100%	$3,125,000	100%

DETERMINATION OF OFFERING PRICE

The $.50 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

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DILUTION

Dilution is calculated by taking the net tangible book value per share before and before and after the distribution; the increase in such net tangible book value per share attributable to cash payment make by purchaser of shares offer and the amount of immediate dilution from the public offering price which will be absorbed by such purchases.

The following table reflects such calculation.

	Pre-Offering	Post Offering

Offering Price Per Share	$.50	$.50

Estimated expenses of offering	$13,000.00	$13,000.00

Tangible assets	$17,402.00	$12,517,402.00

Liabilities	$3,343.00	$3,343.00

Tangible net worth	$14,059.00	$12,514,059.00

Outstanding shares	24,576,000	49,576,000

Book value per share	$0.00057	$0.25242

Dilution to investors	$0	$0.24758

Increase to pre-offering shareholders	$0	$.2518

PLAN OF DISTRIBUTION

Sales of Shares by Our Company

The Company plans to offer for sale on self-underwritten, best efforts, no minimum basis up to 25,000,000 common shares at a fixed price of $0.50 per share. There is no minimum number of common shares that we have to sell. There are no minimum purchase requirements. The offering will be for a period of 180 days from the effective date of this prospectus or terminated sooner at our sole discretion.

Currently, we plan to sell the shares in our Company’s offering through solicitations made by our officers and directors; they will not receive any commission from the sale of any shares. They do not intend to make any general advertisements. The officers and directors intend to utilize their personal network of contacts to solicit purchases of the common stock. They do not intend to utilize any materials other than the registration statement and prospectus contained therein in connection with any offers or sales of securities. The officers and directors will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 (the “Act”) in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. These conditions are as follows:

The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

The person is not, at the time of his participation, an associated person of a broker-dealer; and

The person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Act in that he (a) primarily performs, or is intended to primarily perform at the end of the offering, substantial duties for or on behalf of the Issuer other than in connection with transactions in securities; and (b) is not a broker-dealer, or an associated person of a broker-dealer, within the preceding twelve (12) months; and (c) does not participate in selling an offering of securities for any Issuer more than once every twelve (12) months other than in reliance on paragraphs (a)(4)(i) (iii) of the Act, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one Rule 415 registration.. Our officers and directors have not,

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during the last twelve months, and will not, during the next twelve months, offer or sell securities for any other Issuer other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of the Act.

Our Company’s officers and directors do not intend to purchase shares in this offering.

We are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 10b-5 and insofar as we, under certain circumstances, may be a distribution participant under Regulation M. As a distribution participant, it would be unlawful for us, or any affiliated purchaser, to directly or indirectly bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period. Note that Regulation M does not prohibit us from offering to sell or soliciting offers to buy our securities pursuant to this offering.

The direct offering of our shares will start on the effective date of this prospectus and continue for a period of up to 180 days unless earlier terminated at our sole discretion. Our direct offering will commence on the date the Securities and Exchange Commission declares this registration statement effective. After the declaration of effectiveness, if you decide to subscribe for any shares in this offering, you must do the following:

1.	execute and deliver a subscription agreement; and
2.	deliver a check or US$ denominated funds to us for acceptance or rejection. All checks for subscriptions must be made payable to “SigmaBroadband Co.”

If an underwriter is used in the resale of the shares, the Company will file a post-effective amendment to disclose the name of the underwriter and the material terms of any agreement.

We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All funds from any rejected subscriptions will be returned immediately by us to the subscriber, without deductions. Any incidental interest on a returned subscription will also be submitted to the rejected subscriber with a statement of calculation thereof based upon interest paid by our bank. Subscriptions for securities will be accepted or rejected within five business days after receipt by us.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “Selling Stockholders”. Each Selling Stockholder purchased the securities registered hereunder for valid consideration in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the Selling Stockholders can presently estimate the amount of such compensation.

The Selling Stockholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any Selling Stockholder enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the Selling Stockholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the Selling Stockholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each Selling Stockholder that in the event of a “distribution” of the shares owned by the Selling Stockholder, such Selling Stockholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of

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Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the Selling Stockholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Certain selling shareholders who will also be selling shares on behalf of the Company will not be selling any of their individual shares until such time as the Company's offering is completed or terminated. Management believes that no Regulation M issues arise in this scenario since only the Company shares will be sold and the selling stockholders will not simultaneously engage in market making activities prior to the commencement of such distribution and until its completion. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. Certain selling shareholders who will also be selling shares on behalf of the Company will not be selling any of their individual shares until such time as the Company's offering is completed or terminated. Management believes that no Regulation M issues arise in this scenario since only the Company shares will be sold and the selling stockholders will not simultaneously engage in market making activities prior to the commencement of such distribution and until its completion. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

The Company is registering for offer and sale by the holders thereof 2,526,000 shares of common stock held by such shareholders. All the Selling Stockholders’ shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth ownership of the shares held by each person who is a Selling Stockholder.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering

Anatal Johnson	4,000	*	4,000	-0-	-0-
Adrienne Morris	4,000	*	4,000	-0-	-0-
Anthony Smith	4,000	*	4,000	-0-	-0-
Bobbie Neely	4,000	*	4,000	-0-	-0-
Charles Gowder	4,000	*	4,000	-0-	-0-
Jean E. Williams	4,000	*	4,000	-0-	-0-
John P. Reino	4,000	*	4,000	-0-	-0-
Julia Giddens	4,000	*	4,000	-0-	-0-
Michael Walker	8,000	*	8,000	-0-	-0-
Michelle Cox	4,000	*	4,000	-0-	-0-
Robert Campbell	4,000	*	4,000	-0-	-0-
Joseph Staffieri	4,000	*	4,000	-0-	-0-
Tamara Martin	4,000	*	4,000	-0-	-0-
Thomas J. Less	4,000	*	4,000	-0-	-0-
Timothy Carr	4,000	*	4,000	-0-	-0-
Todd Darby	4,000	*	4,000	-0-	-0-
Eyda Schade	2,000	*	2,000	-0-	-0-

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Albert Petrangeli	2,000	*	2,000	-0-	-0-
Sachin Ambardekar	2,000	*	2,000	-0-	-0-
Patricia Bradley	2,000	*	2,000	-0-	-0-
Stephen Hay	100,000	*	10,000	90,000	*
Upula Wijeweera	400,000	1.5%	40,000	360,000	1.4%
Barbara Edwards	500,000	1.9%	50,000	450,000	1.7%
Odette Esther-Viaud	500,000	1.9%	50,000	450,000	1.7%
Martha & Osvaldo Romero	1,000,000	4%	100,000	900,000	3.4%
Kelvin Smith	1,000,000	4%	100,000	900,000	3.4%
Martine Cadet	1,000,000	4%	100,000	900,000	3.4%
Chand Aryasingha	1,000,000	4%	100,000	900,000	3.4%
Kushan Jayatilleke	1,000,000	4%	100,000	900,000	3.4%
Lalindra Jayatilleke	1,000,000	4%	100,000	900,000	3.4%
Josephine Vaz	1,000,000	4%	100,000	900,000	3.4%
Nutan J. DeJoubner	1,000,000	4%	100,000	900,000	3.4%
Newborn Capital LLC	1,000,000	4%	100,000	900,000	3.4%
Affluence Properties LLC	2,000,000	8%	200,000	1,800,000	7%
Anthony Cusumano	2,000,000	8%	200,000	1,800,000	7%
Jeffery Brown	2,500,000	10%	250,000	2,250,000	9%
Cassandra Brown	2,500,000	10%	250,000	2,250,000	9%
Jasmine Brown	2,500,000	10%	250,000	2,250,000	9%
Shanice Brown	2,500,000	10%	250,000	2,250,000	9%
TOTAL	24,576,000	97.30%	2,526,000	22,050,000	85.4%

* Less than one percent (1%).

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax

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status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 24,576,000 shares of our common stock issued and outstanding as of August 31, 2013. There is currently no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 490,000,000 shares of common stock, par value $.0001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of SIGMABROADBAND CO. stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 51% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of SIGMABROADBAND CO. directors.

Preferred Stock

The Company currently has 10,000,000 shares of preferred stock no par value authorized in its Articles of Incorporation. As of this date, no preferred shares have been issued.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.

Transfer Agent

Pacific Stock Transfer, 4045 South Spencer Street Suite 403 Las Vegas, NV 89119, Telephone: (702) 361-3033 / (800) 785-PSTC Fasimile: (702) 433-1979.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of Peter J. Vazquez, Jr., an independent legal counsel, has provided an opinion and consent on the validity of SIGMABROADBAND CO. issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by David A. Aronson, CPA, P.A. to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding SIGMA BROADBAND CO.’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

General

SIGMABROADBAND CO. is a Georgia company that is in its development stage. The Company is engaged in the business of providing voice, data, and digital video services as a triple play bundled service to rural markets in the United States of America.

SIGMABROADBAND CO. has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. SIGMABROADBAND CO. is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Since our inception, we have been engaged in business planning activities, including researching the industry, identifying target markets for our services and developing our SIGMABROADBAND CO. models and financial forecasts, performing due diligence regarding potential geographic locations and acquisitions most suitable for establishing our offices and identifying future sources of capital.

Currently, SIGMABROADBAND CO. has officers and directors who have assumed responsibility for all planning, development and operational duties, and will continue to do so throughout the beginning stages of the Company. Other than the Officers/Directors, there are no employees at the present time. We do anticipate hiring employees when the need arises.

SIGMABROADBAND CO. currently has no intention to engage in a merger or acquisition with any unidentified company for the purpose of bringing that company public but, instead intends to focus on its current business model. We may pursue strategic acquisitions that complement our current business model within the telecommunications industry which may allow us to expand our activities and capabilities and advance our production.

SIGMABROADBAND CO.’s fiscal year end is December 31.

Industry Background

SIGMABROADBAND CO. is established under the laws of the State of Georgia. We plan to deliver innovative communications, information and entertainment. Our voice, data and video products and services offer over intelligent wireless, wireline, cable, fiber, broadband and global IP networks that meet customers' growing demand for speed, mobility, security and control. As a committed corporate citizen, we use our advanced communications services to address important issues confronting our society today, especially in rural America. We plan to follow a strategy of being first to our regional markets with technology and services first introduced in metropolitan areas by national service providers.

We intend to be a full service, facilities-based cable operator, local exchange and inter-exchange carrier serving both residential and commercial customers by providing voice, data and digital video services. We intend to employ the newest technology available in the marketplace today, which provides quality of service (QoS), reliability, security, redundancy and continuity of service always. In the future, we will be recognized as a leader in the data network, IP telephony and cloud-based services. Our potential customers are located in some of the country’s largest cities to families living in rural communities. We intend to establish a dominant national presence in the triple-play broadband, cable and telecom industry in America.

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Approximately 100 million Americans do not have broadband at home today and most of them are living in rural communities across America. We intend to be a leading provider of cost-effective and reliable technology services for home, small to medium sized businesses in the areas we serve and to create value to our shareholders.

Our Mission

To be a leading provider of cost-effective and reliable technology services for home, small to medium sized businesses in the areas we serve and to create value to our shareholders.

Our Vision

To be a force in the technology industry that will transform the way of life in our communities.

Our Commitment to Customers

To provide optimum support and service using state-of-the-art technology and innovative customer care, building long- standing partnerships with our customers, ensuing mutually beneficial returns.

The Market

FCC Broadband Report Synopsis:

As per the U.S. Federal Government, Broadband is the great infrastructure challenge of the early 21st century. Like electricity a century ago, broadband is a foundation for economic growth, job creation, global competitiveness and a better way of life. It is enabling entire new industries and unlocking vast new possibilities for existing ones. It is changing how we educate children, deliver health care, manage energy, ensure public safety, engage government, and access, organize and disseminate knowledge.

But broadband in America is not all where it needs to be. According to the FCC Broadband Report Synopsis, approximately 100 million Americans do not have broadband at home. Broadband-enabled health information technology (IT) can improve care and lower costs by hundreds of billions of dollars in the coming decades, yet the United States is behind many advanced countries in the adoption of such technology. Broadband can provide teachers with tools that allow students to learn the same course material in half the time, but there is a dearth of easily accessible digital educational content required for such opportunities. A broadband-enabled Smart Grid could increase energy independence and efficiency, but much of the data required to capture these benefits are inaccessible to consumers, businesses and entrepreneurs. And nearly a decade after 9/11, our first responders still lack a nationwide public safety mobile broadband communications network, even though such a network could improve emergency response and homeland security.

SIGMABROADBAND CO. was created to take advantage of the market demand for communications and entertainment bundled services priced within the reach of all consumers. We will be deploying voice, data, digital video and other broadband related services to Rural America. We are positioning ourselves to provide services to 45,000 homes in Arizona and another 3,000 homes in Missouri. We plan to extend the Missouri network to another 15,000 homes bringing the total in our franchised area to 18,000. Our intended $99 per month triple-play service standard package of voice, data and digital video will provide a compelling offer that will attract many new subscribers and be a competitive advantage going forward. None of our known competitors have such an offer and if they choose to follow, they will erode their existing revenue base.

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Missouri

Proposed Target Service Area

Consumer Market Segment

•	Residential (Unserved, Underserved, Underprivileged, Rural Communities)
•	Branch Office Expansion
•	Vendor Management (ISPs, CLECs, etc.)
•	Small to Medium-Sized Businesses
•	Small Office, Home Office (SOHO) (MLM)
•	Rural Connectivity and Indian Reservations (a Joint FCC Initiative)
•	Telecommuting, "Bandwidth on Demand"
•	Network Connections in Remote Working Sites
•	Education (Schools, Libraries and Campuses)

•         Government (Contracts)

Market Pricing Strategy

Our proposed key market pricing strategy is to bundle our services to provide a more price competitive package to the customers. The "all inclusive and flat rate" billing we promote, allow customers to plan for and budget a fixed price for all their monthly telecommunication services. This billing strategy sets us apart from all of our existing competitors. We intend to provide optimum support and service using state-of-the-art technology and innovative customer care, building long-standing partnerships with our customers, ensuing mutually beneficial returns.

Services and Product

Our intended technology will allow us to provide Broadband triple-play services to any market nationwide. Our core business objective is to offer a bundling of services to include telephone service, Internet access, cellular and cable television nationwide; and also providing cloud-based and IPtv services. The Bundled Service or T3 (Triple Play) will be made available to the public at a prepaid fixed cost of $99 per/month with no taxes, no contract, no deposit and no credit needed to the low income families, retirees, unserved, underserved, underprivileged and rural communities, in order to help bridge the technology usage gap in these areas. The potential customer base is extensive, as it literally consists of businesses, residential and rural customers- throughout the U.S. To date, there are over 100,000,000 households with limited or no access to broadband services in the United States. Our plan targets a conservative figure of 100,000 customers over a five year period so as to provide a worse case target as well as a rough means of allowing for the mathematical ease of determining the revenue potential as we grow.

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Competition

Across the United States, Multiple Systems Operators (MSOs) compete with Direct Broadcast Satellite (DBS) providers and incumbent telecom companies. We believe that we will compete with other providers in three product categories: Video, Voice, and Data.

•	In the Video product category, we believe that we will compete with DBSs, such as Dish Network and DirecTV. RBOCs, such as Verizon Wireless (FiOS) and AT&T (U-Verse) have not (and their management believes they will not) invest in these relatively small markets. Even after the upgrades, we believe that we are susceptible to providing fewer HD channels than DBS. We believe our competitive advantage over DBS will be our ability to provide subscribers with triple-play bundles at an overall lower price serviced by one customer service center. Additionally, we believe that our intended services will be perceived as higher quality as they are not affected by changes in weather that affect DBS, and we intend to be able to provide faster response times to customer needs in these rural markets (DBS providers have a reputation for extremely slow response times in low-density markets). Over the last few years, DBS has stolen share from Cable operators. DBS has greater HD proliferation and better customer service. However, projections show DBS remaining flat and RBOCs grabbing incremental share in the near term. FiOS and U-Verse build out will affect “Tier 1” cities but are unlikely to reach rural markets. Bundling and footprint will remain our primary competitive advantages and focus.

•	In the Voice product category, we believe that we will compete against local ILECs and other wireless providers, but not RBOCs, such as AT&T and Verizon, for voice subscribers. Given the relative lack of product differentiation for landline phone services these days, we believe that our competitive advantage in this product class lies in our bundling ability, interconnect and transiting agreements with other tier 1 carriers throughout the U.S. and the rest of the world. We believe that we are vulnerable to substitutes in the wireless portion of the voice product class; however cell coverage is not ubiquitous in rural markets. Cable is a relatively new competitor in the telephony industry, offering flat-rate long distance service desired by customers. The wireline industry is feeling the effects of wireless substitution, which places an effective cap on cable wireline penetration. Though wireline trends may be poor, cable has taken share from the RBOCs and is projected to continue that trend in the near future. Bundling phone services with video and data has proven successful for operating cable companies over the last several years.

In the Data product category, we believe that we will compete primarily against DSL provided by local ILECS in some markets and wireless or dial-up Internet in other markets. Along with offering subscribers the ability to bundle several products together, we anticipate over much higher speeds over cable modem networks. Verizon (FiOS) and AT&T (U-Verse) are not competitors in the rural markets where we serve today. The growth in the HSD market is projected to continue in the near term. Historically, the RBOCs were not able to compete with cable on speed; thus, the Telcos would offer a significant price discount to customers to keep net additions growing. The advent of RBOCs offering fiber-based services changes the competitive dynamic in major markets, as the speed gap is no longer applicable. Cable has taken share vs. DSL but lost share to fiber-based competition. Historically, the Cable MSOs have not felt pricing pressure from the RBOCs, allowing the Cable industry to keep ARPU relatively flat these last five years. Price competition in locations where AT&T, CenturyLink and Verizon have deployed fiber has increased dramatically, with an abnormally high level of price discount promotions.

We are poised to compete with any competitor that enters our proposed potential market in terms of price, quality of service and no term contract. Since our operations will be in rural areas, we may not have to compete with these regional and national carriers.

Market Strategy: Rural vs. Urban Markets

In rural markets, cable and DBS are often the only providers of video services. Recently, cable companies have been losing video share to DBS, primarily due to the fact that DBS has a greater number of high-definition channels and provides better customer service. We will try to make up ground by pushing bundled services to customers (HSD and telephony). The current trend of RBOCs providing FTTN or FTTP will mostly affect competitive dynamics in urban markets not in rural markets, as the high amount of CAPEX being spent can only be justified in areas with high density.

We will be the only major triple play service provider in all of our intended rural markets where our cable/hubs infrastructure will be located at such time. The competitive dynamics between RBOCs and Cable MSOs in rural areas, where FTTN and FTTP are not available, favors cable. We will continue to have a competitive advantage in high speed data, voice and digital video. Traditional RBOC services generally do not include video, which will allow us a large bundling advantage. Wireless substitution is most likely to continue, though the rate of substitution will be less in rural areas, where users are more likely to keep wireline phones because of cellular signal issues. We believe that Cable MSOs like us operating primarily in rural markets will face more favorable competitive dynamics than those in urban markets.

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Triple Play Price Strategy and Differences

We will set ourselves apart from the competition not only by providing a superb customer care and quality of service but also offers our customers a flat rate service at $99/month including all applicable taxes and without any term contract ever for the exact same services that the competition may provide in areas we plan to serve.

Operating Strategy

SIGMABROADBAND CO. will offer a quality consumer experience, at a reasonable price for entertainment, communications and all broadband services. We intend to always value our customer’s needs and their requests, while balancing the requirement to meet our financial responsibility. Our focus will be greater than customer service; it will be on serving the customer and our strategic assets.

The fundamental basis for the implementation of our intended business model is as follows:

1.	Broadband Internet Access Is Rapidly Becoming An Essential Service. As a result of the explosion of Internet applications, the adoption curve of Internet usage, and the importance of high speed Internet access to individuals, businesses and communities, broadband Internet has become key to economic development, business productivity and personal satisfaction in Internet activities.

2.	Rural Markets Are Grossly Underserved Due To The Lack Of Competitive Broadband Providers. As per the FCC Broadband Report, there are more than 100 million Americans who live in communities that have no broadband access. As a result, these are attractive markets to target given enormous pent-up demand, less competition, and high customer retention.

Our keys to success is to bring the strength of our business development experiences, well trained personnel and cutting-edge technologies in every segment of our core businesses to increase profit margin and increase investors’ satisfaction, while we deliver value from diversity and promote sustainability for economic and social development.

Our key significant and valuable elements in our “strategy for success” are:

•	Retaining a seasoned and talented management team. The founders and senior management of SIGMABROADBAND CO. have had successful professional careers building rural markets in cable, telecom, cellular and wireless industries, and have extensive experience in all key functional areas and in all operating environments, including start-ups and early stage development companies.

•	Utilizing favorable government policy. We intend to develop important strategic partnerships with the Federal Government (specifically the FCC and RUS) and with state and local governments and economic development authorities whose policy is to encourage deployment of broadband services in rural communities.

•	Employing an attractive, leverage-based, capital structure. Raise enough capital to effectuate our business and expansion plan.

•	Pursuing “first to market” deployments. We place a high priority on getting to market fast in order to benefit from early entrant status in rural markets and begin to build a valuable customer base.

•	Leveraging technological expertise. Our management team has significant experience in Broadband and related technologies, and is taking an “agnostic” approach to technology decisions. The ability to evaluate and use latest technologies is intended to put us in position to balance time-to-market deployment issues with long-term migration plans and capital spending constraints so as to maximize the value of the infrastructure. We intend to both employ staff and contract with key vendors that have deep experience in deploying state-of-the-art broadband systems in rural markets throughout the United States.

•	Creating significant economies of scale. We believe that we have developed an operating model that allows us to combine all of the benefits and attributes of being a “local” provider in a given community, with the enormous benefits of regional and central management and operating functions that will drive profitability.

•	Selecting suitable markets. Not all rural markets are created equal. We intend to maintain a disciplined and selective approach to identifying rural markets that are attractive based on topographical characteristics, competitive profiles, consumer demographics, and our ability to cluster operations.
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•	Pursuing growth initiatives. We intend to pursue geographical expansion through, among other things, additional rural areas, and selected acquisition of other independent cable service operators and partnerships with competitive technology providers. In addition, we anticipate significant growth opportunities in the expansion of our service offerings.

Market Trends That Could Impact The Company

Regulation Challenges

There are multiple and intense regulatory battles over triple-play services as incumbent telephone companies and incumbent cable operators attempt to keep out new competitors - since both industries historically have been regulated monopolies, regulatory capture has long been as much a core competency for them as have been prices and terms of service. Cable providers want to compete with telephone companies for local voice service, but want to discourage telephone companies from competing with them for television service. Incumbent telephone companies want to deliver television service but want to block competition for voice service from cable operators. Both industries cloak their demands for favorable regulatory treatment in claims that their positions favor the public interests.

Business Challenges

The challenges in offering triple-play are mostly associated with determining the right business model, backend processes, customer care support and economic environment rather than technology. For example, using the right billing platform to address a variety of subscriber demographics or having the appropriate subscriber density to financially justify introduction of the service are a few factors that affect decisions to offer triple-play services.

In addition to the challenges mentioned above, there are a number of technical challenges with regards to the rollout of triple play services. Broadband voice, digital video and high speed data all have different characteristics and place different burdens on the network that provides access to these services. Voice services are greatly affected by jitter, whereas packet loss has a greater effect on digital video and data services. In order to use a shared network resource such as cable or DSL, we may use network equipment that employs quality-of-service mechanisms to adjust to the requirements of the different services.

We will create a bridge between local exchange carrier and cable service provider all into one network and from one provider, which in turns help reduce the customer’s cost, better quality of service and best customer service experience.

The other challenge for us will be to provide superior service at a price value point that will attract customers away from existing telecom and cable operators in areas where we compete. We are confident that we will be very competitive with our multiple channels of basic video, a minimum 1.5d/2.0 Mbps Internet connection together with an unlimited local/domestic long distance package all for $99 per month and no other hidden cost to the customer in one network will attract many customers to our Company.

Proposed Technology

We intend to acquire and operate Class 4/5 voice switching, routers, digital multiplexers among others and a cable network which allowing us to lower the cost of IP and TDM voice termination to our customers. We expect to have access from 23 head-end locations capable of serving well over 30 rural counties and communities. We anticipate utilizing a network that without expansion spans 923 linear miles, covering more than 8,000 square miles, utilizing 732 miles of fiber optic cable or 4 million feet of fiber infrastructure.

Employees

Other than our officers and directors and certain consultants, there are no employees of the Company. SIGMABROADBAND CO. may be required to hire an attorney on a consultant basis to navigate permit and licensing requirements, but otherwise SIGMABROADBAND CO.’s Officers and Directors intend to do whatever work is necessary to bring the Company to the point of earning revenues from the sale of our services or further acquisitions. All operational functions such as customer service representatives, telemarketing, warehousing and fulfillment are planned to be outsourced. Human resource planning will be part of an ongoing process that will include constant evaluation of operations and revenue realization.

Board Committees

SIGMABROADBAND CO. has not yet implemented any board committees as of the date of this Prospectus.

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Directors

SIGMABROADBAND CO. is authorized to have no more than seven directors. However, in no event may SIGMABROADBAND CO. have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such additional persons.

DESCRIPTION OF PROPERTY

SIGMABROADBAND CO. corporate office is located at 2690 Cobb Parkway, Suite A5, Atlanta, GA 33080 and our telephone number is (800) 545 0010. The Company intends to lease office space when it achieves the financial capacity to support a commercial lease.

SIGMABROADBAND CO. management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. SIGMABROADBAND CO. does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. SIGMABROADBAND CO.’s officers and directors have not been convicted in a criminal proceeding nor have they been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

The Company’s officers and directors have not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

We are a development stage company, incorporated on October 19, 2012 and have not started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our Company.

Our Officers and Directors are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Since incorporation, the Company has financed its operations through private placement capital. As of August 31, 2013 we had $17,402 cash on hand.  We had total expenses of $15,391 which were related to start-up costs.

To date, the Company has not fully implemented its planned principal operations or strategic business plan. SIGMABROADBAND CO. is attempting to secure sufficient monetary assets to increase operations. SIGMABROADBAND CO. cannot assure any investor that it will be able to enter into sufficient business operations adequate enough to insure continued operations.

Our intended plan of operations is offer voice, data, and video services and implement the necessary sales and marketing support to begin generating revenue. If SIGMABROADBAND CO. does not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern. There are no formal or informal agreements to attain such financing. SIGMABROADBAND CO. cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms. Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

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SIGMABROADBAND CO. currently does not own any significant plant or equipment that it would seek to sell in the near future.

Our management anticipates hiring employees over the next twelve (12) months as needed. Currently, the Company believes the services provided by its officers and directors appear sufficient at this time.

The Company has not paid for expenses on behalf of any directors.  Additionally SIGMABROADBAND CO. believes that this policy shall not materially change within the next twelve months.

The Company has no plans to seek a business combination with another entity in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to SIGMABROADBAND CO. who own more than 5% of the outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name of beneficial owner	Amount of Beneficial ownership		Percent of class
Common	Jeffery Brown	2,500,000	(1)	10%
Common	Kelvin D. Smith	1,000,000		4%
Common	Anthony Cusumano	2,000,000		8%
Common	Officers/Directors a Group	6,500,000		22%

The percent of class is based on 24,576,000 shares of common stock issued and outstanding as of the date of this prospectus.

OFF-BALANCE SHEET ARRANGEMENTS

SIGMABROADBAND CO. does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffery Brown	2012	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Kelvin D Smith	2012	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Anthony Cusumano	2012	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Timothy D. Valley	2012	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Compensation Policy. Because we are still in the early stages of formation and development, our directors and officers are not currently receiving any compensation.

Stock Option. Because we are still in the early stages of formation and development, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date, shares have been granted to management for achievement of certain goals in the initial phase of establishing the Company’s operation and organization. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

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Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of the date of this prospectus.

Compensation of Directors

Because we are still in the development stage, our directors are not receiving any compensation other than reimbursement for expenses incurred during their duties.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees, however, we intend to enter into employment agreements with our key executives and other member of management as the business grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of August 31, 2013 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
Jeffery Brown	47	Chief Technology Officer, Director	2012
Kelvin D. Smith	59	Chief Executive Officer, Chief Operating Officer	2012
Anthony Cusumano	56	Vice President, Director	2012
Timothy D. Valley	45	Chief Financial Officer	2012

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Jeffery Brown is the President and serves as Chief Technology Officer (CTO) and Director of the Company. Mr. Brown has over 15 years of Communication Security and IT Support Management, and providing services across North America. Before joining the Company, he was the founder and CEO of Brown Consulting and Computers, LLC; CEO of Broadwave Communication and Security LLC. Mr. Brown’s expertise includes stewardship consultation, leadership development, organizational and visioning. Mr. Brown is well versed in Computer Forensics, Computer Design, Networking (LAN, WAN and Wireless) Diagnostics and Computer Repair, Services and Support to include but not limited to Laptop and Desktop Computer Consulting, Diagnostics, Computer Building and Repair. Mr. Brown provisioned networks for Orange Business Services a France Telecom subsidiary based company in Atlanta. Mr. Brown received all of his Certifications and Communication Training while serving in both Germany and the United States during his active duty career. He is currently working on his Masters in IT Communications. He is dedicated, dependable, takes initiative and gets the job done right. He is a Graduate of the U.S. Military Communication School in Augusta Georgia at Fort Gordon and has spent fifteen years in the United States Army.

Kelvin D. Smith serves as the Chief Executive Officer and Chief Operating Officer (COO) of the Company. Mr. Smith is a widely known and respected industry leader with thirty- eight years of experience in the telecommunications industry. Mr. Smith was founding member of C3 Broadband Integration, LLC a management consulting company that owned and operated cable systems in Missouri. Mr. Smith’s company engineered, designed, constructed and operated the first fiber-deep communications network in a major Southwest Market. He was Vice President of Engineering and Construction for Cable One, Inc. a subsidiary of the Washington Post Newspaper. He has worked for five of the top ten cable companies in the U.S. and has held senior level positions with companies such as Viacom Cable, Tele-Communications, Inc. (TCI), Continental Cablevision and Comcast Cable. Mr. Smith has been involved in the engineering and operations of cable systems with fiber optic platforms, digital multiplexed delivery of programming and content and bi-directional and Internet related services. He is well versed in day- to-day operations, as well as the financial requirements and framework necessary to operate a successful enterprise. Mr. Smith is a member of the Society of Telecommunications Engineers and has been published and quoted in numerous trade journals as well as participating in many industry conferences and seminars. Mr. Smith has been a Director on the Board of Arizona Federal Credit Union since 1997. He was elected and has served as Chairman of the Board since April 2009. Arizona Federal Credit Union has over $1.0 Billion in assets.

Anthony Cusumano serves as Vice President and Director of the Company. Mr. Cusumano acts as a liaison between investors, customers and the Company, making sure that the lines of communication remain open and successful. Investor Relations and Customer Care are an integral part of SigmaBroadband’s investor and customer value proposition. Implemented feedback loops allow

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us to capture customer comments to improve service and ensure that quality and service exceed customer expectations. Mr. Cusumano strives to build trust and strong long term relationships with SigmaBroadband’s investors and customers. Prior to joining the Company, Mr. Cusumano spent many years with MetLife Bank, MetLife Financial Services, Mariner Financial Services, Garnet Ford and Penske Leasing. Mr. Cusumano held different positions as branch manager, sales manager, customer relations consultant and registered investment advisor. Mr. Cusumano is an AOPA Member and FAA/Private Pilot Certification. Mr. Cusumano holds many distinctions such as Chartered Life Underwriter; Life Underwriters Training Council Award; Instructor Award in Business Planning, Insurance and Annuity Marketing; MetLife Million Dollar Award; Met Life Southeastern Regional Conference Award; Ford Motor Division Regional Customer Satisfaction Index Award Sales Masters Achievement Awards for Pontiac, Buick, Oldsmobile, Cadillac and GMC Truck Motor Divisions. Mr. Cusumano has a Bachelor’s of Science degree in Business Marketing from West Chester University.

Timothy D. Valley serves as Chief Financial Officer (CFO) of the Company. Mr. Valley has over seventeen years of experience in finance and accounting. He has the experience and ability to provide trusted guidance and counsel to executive teams and Boards of Directors of the Company, coordinate multi-disciplined organizations, prepare and communicate strategic plans, build motivated teams and longstanding relationships, and operate with integrity and ethics. Prior to joining the Company, Mr. Valley served as CFO, consultant, finance director, assistant vice president- capital markets, and district controller for several companies in the manufacturing, cable business, and accounting firms. Mr. Valley has extensive experience in M&A from small to large businesses. Prior to joining the Company, he was CFO for Stars Design Group with offices in the U.S., Korea, Taiwan, India and Ethiopia. He served as a member of the executive leadership team for this fast growing multinational company. He provided financial tools, counsel and analysis (strategic and tactical) to the CEO, President, Operations team and Board of Directors; tools include customized financial statements, monthly reporting packages, financial modeling, budgets/projections (short-term, intermediate and long-term), interim forecasts, ad hoc analyses, strategy pro forma, sales analyses, production planning and predictive, activity-based cash forecast models. Develop financial and HR policies, manuals, procedures and controls; Primary contact for Company’s financing sources (current and prospective), auditors, tax experts, regulators, consultants and legal counsel; oversee HR, legal and accounting functions; mentor, develop, streamline and cross-train finance and accounting team. Mr. Valley was then CFO of Millennium Digital Media Systems, LLC (currently Broadstripe) and MDM iNet, LLC (dba U.S. Net). Millennium was the 30th largest cable system operator in the United States. MDM iNet was a sister company to Millennium Digital Media and a provider of Internet services to over 100,000 small and mid-sized business and select residential customers prior to disposition. Mr. Valley sourced, reviewed and negotiated debt, lease and equity financing proposals, amendments and waivers; including refinance of $200MM+ credit facility, restructuring management entity and ownership structure. He developed and maintained relationships with senior and mezzanine lenders, equity investors/venture capital firms, investment bankers, brokers and legal counsel; conducted and monitored the company’s $100MM+ interest rate hedging program (using various derivative instruments); prepared and delivered the company’s monthly and quarterly compliance packages; oversaw company’s cash management program including short-term investment portfolio and rolling liquidity forecasts; researched and prepared presentations to rating agencies and potential $150MM high-yield bond investors (including preparation of Millennium’s prospectus for 144A high-yield offering). Mr. Valley served as Assistant Vice President- Capital Markets of Citigroup, Inc. He managed the company’s U.S. mortgage pricing operations. Responsibilities included financial/return analysis, management of the pricing unit staff and daily pricing process, competitive analysis, model development/enhancement, streamlining processes, team building and motivation. Position required orchestration of several internal organizations in order to ensure return, volume and competitive objectives were met while recognizing and adhering to capacity constraints. Mr. Valley served as District Controller of Browning Ferris Industries, Inc. (BFI) - currently Republic Services, Inc., a Fortune 500 company in the waste services industry. His responsibilities included all financial aspects of the districts’ (landfill and hauling) operations and supervision of the accounting staff. Specific responsibilities included: budgeting, forecasting, analysis, internal controls, transaction approval (A/P, A/R, fixed assets, payroll, etc.), project cost tracking, compliance, preparation of financial statements and reporting results to senior management and corporate headquarters. Prior to leaving BFI, assisted in centralizing the accounting functions of 18 districts throughout five states into a single business center as well as the conversion from a mainframe accounting system to an SAP environment. These transitions required continuous dialogue and coaching with members of every department and corporate headquarters, standardization of several autonomous processes and workflow analyses. Mr. Valley was Senior Associate at Coopers & Lybrand, LLP (currently PricewaterhouseCoopers) Lead and/or participated in audits of a variety of industries including manufacturing, pharmaceutical, health care and service enterprises. Responsibilities included ongoing client relationship management, audit planning/ reengineering and research, staff supervision and evaluation, understanding/documenting/testing various systems/cycles and assessing risk areas, communication with management and shareholders regarding engagement issues, potential opportunities and recommendations for improvement. While at C&L also gained financial analysis and forecast modeling experience (developed and modified spreadsheet forecasting models) through preparation of feasibility studies for debt and equity placements through the firm’s consulting practice. Mr. Valley received a Bachelor of Science in Accountancy and a Master of Business Administration from Southern Illinois University.

Board Committees

SIGMABROADBAND CO. has not yet implemented any board committees as of the date of this prospectus.

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Employees

SIGMABROADBAND CO. with the exception of its officers and directors has no other employees, however, works with several outside consultants who have substantial industry experience and who have dedicated time and effort on behalf of the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock. This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares. However, there can be no assurance that a meaningful trading market will ever develop. SIGMABROADBAND CO. and its management make no representation about the present or future value of SIGMABROADBAND CO.’s common stock.

As of the date of this prospectus, there are 24,576,000 shares of our common stock issued and outstanding. There are no other outstanding options or Units to purchase or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement. There is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document, all shares of common stock outstanding are held by 39 shareholders. These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

The current officers and directors and key consultants of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests. The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of SIGMABROADBAND CO. must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

-	The Officer and Director;
-	Any person proposed as a nominee for election as a director;
-	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
-	Any relative or spouse of any of the foregoing persons who have the same house as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company. No assets will be or are expected to be acquired from any promoter on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent accountant for the Company is David A. Aronson, CPA, P.A.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Georgia law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the

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event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SIGMABROADBAND CO. Bylaws provide for the indemnification of a present or former director or officer. SIGMABROADBAND CO. indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.

Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him. Georgia law also provides for discretionary indemnification for each person who serves as or at SIGMABROADBAND CO. request as an officer or director. SIGMABROADBAND CO. may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, SIGMABROADBAND CO. best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Georgia Law

Pursuant to Section 145 of Georgia General Corporation Law, SIGMABROADBAND CO. shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by SIGMABROADBAND CO. in connection with the sale of the common stock being registered. SIGMABROADBAND CO. has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$8,000
SEC Electronic Filing	$2,500
Transfer Agent	$2,500
Total	$13,000

Table of Contents	27

RECENT SALES OF UNREGISTERED SECURITIES

During the past year SIGMABROADBAND CO. issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued 24,576,000 shares of its common stock in private transactions for total consideration of $25,492 and shares were issued to various individuals for services rendered. The Company believes that the issuance of such shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering. In addition, the Company believes that the issuance is also exempt under Rule 504 of Regulation D of the Securities Act of 1933, as amended.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering

Anatal Johnson	4,000	*	4,000	-0-	-0-
Adrienne Morris	4,000	*	4,000	-0-	-0-
Anthony Smith	4,000	*	4,000	-0-	-0-
Bobbie Neely	4,000	*	4,000	-0-	-0-
Charles Gowder	4,000	*	4,000	-0-	-0-
Jean E. Williams	4,000	*	4,000	-0-	-0-
John P. Reino	4,000	*	4,000	-0-	-0-
Julia Giddens	4,000	*	4,000	-0-	-0-
Michael Walker	8,000	*	8,000	-0-	-0-
Michelle Cox	4,000	*	4,000	-0-	-0-
Robert Campbell	4,000	*	4,000	-0-	-0-
Joseph Staffieri	4,000	*	4,000	-0-	-0-
Tamara Martin	4,000	*	4,000	-0-	-0-
Thomas J. Less	4,000	*	4,000	-0-	-0-
Timothy Carr	4,000	*	4,000	-0-	-0-
Todd Darby	4,000	*	4,000	-0-	-0-
Eyda Schade	2,000	*	2,000	-0-	-0-
Albert Petrangeli	2,000	*	2,000	-0-	-0-
Sachin Ambardekar	2,000	*	2,000	-0-	-0-
Patricia Bradley	2,000	*	2,000	-0-	-0-
Stephen Hay	100,000	*	10,000	90,000	*
Upula Wijeweera	400,000	1.5%	40,000	360,000	1.4%
Barbara Edwards	500,000	1.9%	50,000	450,000	1.7%
Odette Esther-Viaud	500,000	1.9%	50,000	450,000	1.7%
Martha & Osvaldo Romero	1,000,000	4%	100,000	900,000	3.4%
Kelvin Smith	1,000,000	4%	100,000	900,000	3.4%
Martine Cadet	1,000,000	4%	100,000	900,000	3.4%
Chand Aryasingha	1,000,000	4%	100,000	900,000	3.4%
Kushan Jayatilleke	1,000,000	4%	100,000	900,000	3.4%
Lalindra Jayatilleke	1,000,000	4%	100,000	900,000	3.4%
Josephine Vaz	1,000,000	4%	100,000	900,000	3.4%
Nutan J. DeJoubner	1,000,000	4%	100,000	900,000	3.4%
Newborn Capital LLC	1,000,000	4%	100,000	900,000	3.4%
Affluence Properties LLC	2,000,000	8%	200,000	1,800,000	7%
Anthony Cusumano	2,000,000	8%	200,000	1,800,000	7%
Jeffery Brown	2,500,000	10%	250,000	2,250,000	9%
Cassandra Brown	2,500,000	10%	250,000	2,250,000	9%
Jasmine Brown	2,500,000	10%	250,000	2,250,000	9%
Shanice Brown	2,500,000	10%	250,000	2,250,000	9%
TOTAL	24,576,000	97.30%	2,526,000	22,050,000	85.4%

* Less than one percent (1%).

Table of Contents	28

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Table of Contents	29

       (v)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (vii)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Atlanta State of Georgia on November 20, 2013.

SIGMABROADBAND CO.

By: /s/ Jeffery Brown

Jeffery Brown

President, Secretary, Principal Executive Officer,

and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on November 20, 2013:

Signature	Title

/s/ Jeffrey Brown	President, Secretary, Principal Executive Officer,
Jeffrey Brown	and Director

/s/ Anthony Cusumano	Vice President and Director
Anthony Cusumano

Table of Contents	30

Table of Contents	31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

SigmaBroadband Co.

We have audited the accompanying balance sheets of SigmaBroadband Co., (A Development Stage Company) as of May 31, 2013, and the related statements of operations, stockholders' (deficit) and cash flows for the period from inception (October 19, 2012) to May 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SigmaBroadband Co., (A Development Stage Company) as of May 31, 2013, and results of its operations and its cash flows for the period from inception (October 19, 2012) to May 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David A. Aronson, CPA, P.A.

David A. Aronson, CPA, P.A.

North Miami Beach, Florida

August 18, 2013

Table of Contents	32

SigmaBroadband Co.
(A Development Stage Company)
Balance Sheets
August 31, 2013 and May 31, 2013

ASSETS
	For the Three Months Ended August 31,	May 31,
*	2013	2013
	(Unaudited)
Current Assets:
Cash and equivalents	$17,402	$19,502
Total current assets	17,402	19,502

	$17,402	$19,502

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$2,730	2,440
Loan payable - stockholder	613	613
Total current liabilities	3,343	3,053

Commitments

Stockholders' Equity:
Series A Preferred stock, no par value; 10,000,000 shares authorized,
no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 490,000,000 shares authorized,
24,576,000 and 24,576,000 shares issued and outstanding, respectively	2,458	2,458
Additional paid in capital	26,992	25,492
Subscriptions receivable	—	(1,000)
Deficit accumulated during development stage	(15,391)	(10,501)
	14,059	16,449

	$17,402	$19,502

Table of Contents	33

SigmaBroadband Co.
(A Development Stage Company)
Condensed Statements of Operations
For the Three Months Ended August 31, 2013 and for the Period
From October 19, 2012 (Inception) to August 31, 2013

	From October 19, 2012 (Inception) to August 31, 2013	Form the Three Months Ended August 31, 2013
		(Unaudited)
Sales, net	$—	$—
Gross income	—	—

Expenses:
Computer and internet	50	—
Professional fees	8,515	3,385
Other	6,826	1,505
	15,391	4,890

Net loss before other income and expenses	(15,391)	(4,890)

Other income and (expenses)
Interest expense	—	—
Provision for income taxes	—	—
	—	—

Net loss	$(15,391)	$(4,890)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average number
of shares outstanding	12,317,227	24,576,000

Table of Contents	34

SigmaBroadband Co.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from October 19, 2012 (Inception) to August 31, 2013

	Common Stock		Series A Preferred
	Shares	Amount	Shares	Amount	Additional Paid in Capital	Subscriptions Receivable	Accumulated Deficit During Development Stage	Total Stockholders' Equity
Balance at - October 19, 2012 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common shares for cash
at $0.0001 per share	20,000,000	2,000	—	—	—	—	—	2,000
Issuance of common shares for cash
at $0.25 per share	64,000	6	—	—	15,994	—	—	16,000
Issuance of common shares for cash
at $0.25 per share	4,000	1	—	—	999	—	—	1,000
Issuance of common shares for cash
at $0.00015 per share	2,000,000	200	—	—	100	—	—	300
Issuance of common shares for cash
at $0.0002 per share	500,000	50	—	—	50	—	—	100
Issuance of common shares for cash
at $0.00025 per share	1,400,000	140	—	—	210	—	—	350
Issuance of common shares for cash
at $0.50 per share	4,000	—	—	—	2,000	—	—	2,000
Issuance of common shares for cash
at $0.0002 per share	500,000	50	—	—	50	—	—	100
Issuance of common shares for cash
at $0.001 per share	100,000	10	—	—	90	—	—	100
Issuance of common shares for cash
at $0.50 per share	4,000	1	—	—	1,999	—	—	2,000
Subscription receivable	—	—	—	—	—	(1,000)	—	(1,000)
Contribution to additional paid in capital	—	—	—	—	4,000	—		4,000
Net loss	—	—	—	—	—	—	(10,501)	(10,501)
Balance - May 31, 2013	24,576,000	2,458	—	—	25,492	(1,000)	(10,501)	16,449

Payment of subscription receivable	—	—	—	—	—	1,000	—	1,000
Contribution to additional paid in capital	—	—	—	—	1,500	—	—	1,500
Net loss	—	—	—	—	—	—	(4,890)	(4,890)
Balance - August 31, 2013	24,576,000	$2,458	—	$—	$26,992	$—	$(15,391)	$14,059

Table of Contents	35

SigmaBroadband Co.
(A Development Stage Company)
Condensed Statements of Cash Flows
For the Three Months Ended August 31, 2013 and for the Period
From October 19, 2012 (Inception) to August 31, 2013

	From October 19, 2012 (Inception) to August 31, 2013	For the Three Months Ended August 31, 2013
		(Unaudited)
Cash flows from operating activities:
Net loss	$(15,391)	$(4,890)
Adjustments to reconcile net loss to net cash used
by operating activities:
Accounts payable and accrued expenses	2,730	290
Net cash used by operating activities	(12,661)	(4,600)

Cash flows from financing activities:
Proceeds from issuance of common stock	27,950	1,000
Stockholder's loan	613	—
Stockholder contribution	1,500	1,500
Net cash provided by financing activities	30,063	2,500

Net increase in cash	17,402	(2,100)
Cash at beginning of period	—	19,502
Cash at end of period	$17,402	$17,402

Supplemental cash flow information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

Table of Contents	36

SigmaBroadband Co.

(A Development Stage Company)

Notes to Financial Statements

August 31, 2013

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

SigmaBroadband Co. ("Sigma" or the "Company") was incorporated in Georgia in October 2012. The Company has been in the development stage since inception and has not generated any revenue to date. The Company is a full service, facilities-based broadband service provider, local exchange and inter-exchange carrier serving residential and commercial customers with a special focus on rural areas.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue will be recognized at the time the product is delivered or services are performed. Provision for sales returns will be estimated based on the Company's historical return experience. Revenue will be presented net of returns.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information

The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting". The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Net Loss Per Common Share

Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period. Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock. There were no common stock equivalents at August 31, 2013.

Income Taxes

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Table of Contents	37

SigmaBroadband Co.

(A Development Stage Company)

Notes to Financial Statements

August 31, 2013

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation. ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model. ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity. The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Pursuant to ASC No. 820. "Fair Value Measurement and Disclosures," the Company is required to estimate the fair value of all financial instruments included on its balance sheet as of August 31, 2013. The Company's financial instruments consist of cash. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments.

Recent Pronouncements

There are no recent accounting pronouncements that apply to the Company.

Note 2. LOAN PAYABLE – STOCKHOLDER

At August 31, 2013 a stockholder and officer of the Company was owed $613 by the Company for funds he had advanced to pay for certain expenses. The loan bears no interest and is payable on demand.

Note 3. STOCKHOLDERS' EQUITY

The Company has authorized 490,000,000 shares of common stock with a par value of $0.0001 per share. At May 31, 2013 24,576,000 shares of common stock were issued and outstanding.

The Company has authorized 10,000,000 shares of preferred stock with no par value. No shares were issued or outstanding at May 31, 2013.

The Company issued 20,000,000 shares of common stock at par value, or $0.0001 to the founders of the Company. The shares were issued as follows:

Month Issued	Number of Shares

March 2013	14,000,000
April 2013	5,000,000
May 2013	1,000,000
Total	20,000,000

Table of Contents	38

SigmaBroadband Co.

(A Development Stage Company)

Notes to Financial Statements

August 31, 2013

Note 3. STOCKHOLDERS' EQUITY (continued)

In February 2013, the Company issued 64,000 shares of common stock at $0.25 per share.

In February 2013, the Company issued 4,000 shares of common stock at $0.25 per share.

In April 2013, the Company issued 2,000,000 shares of common stock at $0.00015 per share.

In March 2013, the Company issued 500,000 shares of common stock at $0.0002 per share.

In March 2013, the Company issued 1,400,000 shares of common stock at $0.00025 per share.

In March 2013, the Company issued 4,000 shares of common stock at $0.50 per share.

In April 2013, the Company issued 500,000 shares of common stock at $0.0002 per share.

In May 2013, the Company issued 100,000 shares of common stock at $0.001 per share.

In May 2013, the Company issued 4,000 shares of common stock at $0.50 per share.

Note 4. COMMITMENTS AND CONTINGENCIES

The Company currently leases its offices on a month to month basis from the Company's President and stockholder for $500 per month.

Rent expense for the three months ended August 31, 2013 totaled $1,500 and was capitalized as additional paid-in capital.

Note 5. INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Income tax provision at the federal
statutory rate	15%
Effect of operating losses	(15)%
0%

As of August 31, 2013, the Company has a net operating loss carryforward of approximately $15,000. This loss will be available to offset future taxable income. If not used, this carryforward will begin to expire in 2033. The deferred tax asset relating to the operating loss carryforward has been fully reserved at August 31, 2013.

Note 6. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the period from October 19, 2013 (inception) to August 31, 2013, the Company incurred a net loss of approximately $15,000. In addition, the Company has no significant assets or revenue generating operations.

The Company currently does not have sufficient cash to sustain itself for the next 12 months, and will require additional funding in order to execute its plan of operations and to continue as a going concern. To meet its cash needs, management expects to raise capital through a private placement offering. In the event that this funding does not materialize, certain stockholders have agreed, orally, to loan, on a non-interest bearing demand basis, sufficient funds to maintain the Company's operations for the next 12 months.

Table of Contents	39

SigmaBroadband Co.

(A Development Stage Company)

Notes to Financial Statements

August 31, 2013

Note 6. BASIS OF REPORTING (continued)

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 7. SUBSEQUENT EVENTS

In accordance with ASC 855, management has evaluated the subsequent events through the date of issuance of the financial statements. Based upon this evaluation, there are no subsequent events that require disclosure.

Table of Contents	40

SIGMABROADBAND CO.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED MAY 31, 2013

Table of Contents	41

Table of Contents	42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

SigmaBroadband Co.

We have audited the accompanying balance sheets of SigmaBroadband Co., (A Development Stage Company) as of May 31, 2013, and the related statements of operations, stockholders' (deficit) and cash flows for the period from inception (October 19, 2012) to May 31, 2013.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SigmaBroadband Co., (A Development Stage Company) as of May 31, 2013, and results of its operations and its cash flows for the period from inception (October 19, 2012) to May 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David A. Aronson, CPA, P.A.

-------------------------------------

David A. Aronson, CPA. P.A.

North Miami Beach, Florida

August 18, 2013

Table of Contents	43

SigmaBroadband Co.
(A Development Stage Company)
Balance Sheet
May 31, 2013

ASSETS

2013
Current Assets:
Cash and equivalents	$19,502
Total current assets	19,502

$19,502

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$2,440
Loan payable - stockholder	613
Total current liabilities	3,053

Commitments

Stockholders' Equity:
Preferred stock, no par value; 10,000,000 shares authorized, no shares
issued and outstanding	—
Common stock, $0.0001 par value; 490,000,000 shares authorized,
24,576,000 and -0- shares issued and outstanding, respectively	2,458
Additional paid in capital	25,492
Subscription receivable	(1,000)
Deficit accumulated during development stage	(10,501)
16,449

$19,502

Table of Contents	44

SigmaBroadband Co.
(A Development Stage Company)
Statements of Operations
For the Period from October 19, 2012 (Inception) to May 31, 2013

From October 19, 2012 (Inception) to May 31, 2013

Sales, net	$—
Gross income	—

Expenses:
Computer and internet	50
Professional fees	5,130
Other	5,321
10,501

Net loss before other income and expenses	(10,501)

Other income and (expenses)
Interest expense	—
Provision for income taxes	—
—

Net loss	$(10,501)

Basic and diluted loss per share	$(0.00)

Basic and diluted weighted average number
of shares outstanding	7,172,662

Table of Contents	45

SigmaBroadband Co.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from October 19, 2012 (Inception) to May 31, 2013

	Common Stock		Preferred Class A		Additional Paid in Capital	Subscription Receivable	Accumulated Deficit During Development Stage	Total Stockholders' Equity
	Shares	Amount	Shares	Amount

Balance at - October 19, 2012 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common shares for cash at $0.0001 per share	20,000,000	2,000	—	—	—	—	—	2,000
Issuance of common shares for cash at $0.25 per share	64,000	6	—	—	15,994	—	—	16,000
Issuance of common shares for cash at $0.25 per share	4,000	1	—	—	999	—	—	1,000
Issuance of common shares for cash at $0.00015 per share	2,000,000	200	—	—	100	—	—	300
Issuance of common shares for cash at $0.0002 per share	500,000	50	—	—	50	—	—	100
Issuance of common shares for cash at $0.00025 per share	1,400,000	140	—	—	210	—	—	350
Issuance of common shares for cash at $0.50 per share	4,000	—	—	—	2,000	—	—	2,000
Issuance of common shares for cash at $0.0002 per share	500,000	50	—	—	50	—	—	100
Issuance of common shares for cash at $0.001 per share	100,000	10	—	—	90	—	—	100
Issuance of common shares for cash at $0.50 per share	4,000	1	—	—	1,999	—	—	2,000
Subscription receivable	—	—	—	—	—	(1,000)	—	(1,000)
Contribution to additional paid in capital	—	—	—	—	4,000	—		4,000
Net loss	—	—	—	—	—	—	(10,501)	(10,501)
Balance - May 31, 2013	24,576,000	$2,458	—	$—	$25,492	$(1,000)	$(10,501)	$16,449

Table of Contents	46

SigmaBroadband Co.
(A Development Stage Company)
Statements of Cash Flows
For the Period from October 19, 2012 (Inception) to May 31, 2013

From October 19, 2012 (Inception) to May 31, 2013

Cash flows from operating activities:
Net loss	$(10,501)
Adjustments to reconcile net loss to net cash used by operating activities:
Accounts payable and accrued expenses	2,440
Net cash used by operating activities	(8,061)

Cash flows from financing activities:
Proceeds from issuance of common stock	26,950
Stockholder's loan	613
Net cash provided by financing activities	27,563

Net increase in cash	19,502
Cash at beginning of period	—
Cash at end of period	$19,502

Supplemental cash flow information:
Cash paid during the period for:
Interest	$—
Income taxes	$—

Table of Contents	47

SigmaBroadband Co.

(A Development Stage Company)

Notes to Financial Statements

May 31, 2013

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

SigmaBroadband Co. ("Sigma" or the "Company") was incorporated in Georgia in October 2012.  The Company has been in the development stage since inception and has not generated any revenue to date.  The Company is a full service, facilities-based broadband service provider, local exchange and inter-exchange carrier serving residential and commercial customers with a special focus on rural areas.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered or services are performed.  Provision for sales returns are estimated based on the Company's historical return experience.  Revenue is presented net of returns.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information

The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Net Loss Per Common Share

Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period.  Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock.  There were no common stock equivalents at May 31, 2013.

Income Taxes

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation.  ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model.  ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity.  The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Table of Contents	48

SigmaBroadband Co.

(A Development Stage Company)

Notes to Financial Statements

May 31, 2013

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Recent Pronouncements

There are no recent accounting pronouncements that apply to the Company.

Note 2.  LOAN PAYABLE - STOCKHOLDER

During 2013 a stockholder and officer of the Company advanced the Company $613 to pay for certain expenses.  The loan bears no interest and is payable on demand.

Note 3.  STOCKHOLDERS' EQUITY

The Company has authorized 490,000,000 shares of common stock with a par value of $0.0001 per share.  At May 31, 2013 24,576,000 shares of common stock were issued and outstanding.

The Company has authorized 10,000,000 shares of preferred stock with no par value.  No shares were issued or outstanding at May 31, 2013.

The Company issued 20,000,000 shares of common stock at par value, or $0.0001 to the founders of the Company.  The shares were issued as follows:

Month Issued	Number of Shares

March 2013	14,000,000
April 2013	5,000,000
May 2013	1,000,000
Total	20,000,000

In February 2013, the Company issued 64,000 shares of common stock at $0.25 per share.

In February 2013, the Company issued 4,000 shares of common stock at $0.25 per share.

In April 2013, the Company issued 2,000,000 shares of common stock at $0.00015 per share.

In March 2013, the Company issued 500,000 shares of common stock at $0.0002 per share.

In March 2013, the Company issued 1,400,000 shares of common stock at $0.00025 per share.

In March 2013, the Company issued 4,000 shares of common stock at $0.50 per share.

In April 2013, the Company issued 500,000 shares of common stock at $0.0002 per share.

In May 2013, the Company issued 100,000 shares of common stock at $0.001 per share.

In May 2013, the Company issued 4,000 shares of common stock at $0.50 per share.

Note 4.  COMMITMENTS AND CONTINGENCIES

The Company currently leases its offices on a month to month basis from the Company's President and stockholder for $500 per month.

Rent expense for the eight months ended May 31, 2013 totaled $4,000 and was capitalized as additional paid-in capital.

Note 5.  INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.  The sources and tax effects of the differences are as follows:

Income tax provision at the federal statutory rate	15%
Effect of operating losses	(15)%
0%
Table of Contents	49

SigmaBroadband Co.

(A Development Stage Company)

Notes to Financial Statements

May 31, 2013

Note 5.  INCOME TAXES (continued)

As of May 31, 2013, the Company has a net operating loss carryforward of approximately $11,000.  This loss will be available to offset future taxable income.  If not used, this carryforward will begin to expire in 2033. The deferred tax asset relating to the operating loss carryforward has been fully reserved at May 31, 2013.  The principal difference between the operating loss for income tax purposes and reporting purposes is accrued officer's compensation.

Note 6.  BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its long-range operating plan which is meant to build the Company slowly as opposed to generating revenues in the early stages.  For the period from October 19, 2012 (inception) to May 31, 2013, the Company incurred a net loss of approximately $11,000.  In addition, the Company has no significant assets or revenue generating operations.

The Company currently does not have sufficient cash to sustain itself for the next 12 months, and will require additional funding in order to execute its plan of operations and to continue as a going concern.  To meet its cash needs, management expects to raise capital through a public offering.  In the event that this offering does not generate adequate funds, certain stockholders have agreed, orally, to loan, on a non-interest bearing demand basis, sufficient funds to maintain the Company's operations for the next 12 months.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Table of Contents	50

BACK COVER

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Table of Contents	51